Exhibit (a)(1)(E)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Startech Environmental Corporation
by
FLH Acquisition Corp.
a wholly-owned subsidiary of
Friendly LRL Holdings, LLC
an indirect subsidiary of
LRL Investments Ltd.
at
$0.65 Net Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 31, 2009, UNLESS THE OFFER IS EXTENDED.

July 6, 2009

To Our Clients:

Enclosed for your consideration is an Offer to Purchase dated July 6, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the Offer by FLH Acquisition Corp., a Colorado corporation (the “Purchaser”) and a wholly-owned subsidiary of Friendly LRL Holdings, LLC, a Delaware limited liability company (“Parent”) and an indirect subsidiary of LRL Investments Ltd., a company organized under the laws of the Cayman Islands (“LRL”), to purchase for cash all outstanding shares of common stock, no par value (the “Shares”), of Startech Environmental Corporation, a Colorado corporation (the “Company”), at a purchase price of $0.65 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase dated July 6, 2009 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) transmitted herewith.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

Accordingly, we request your instructions as to whether you wish to tender on your behalf any of or all of the Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1. The Offer price is $0.65 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest thereon.

2. The Offer is being made for all outstanding Shares.

3. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Friday, July 31, 2009, unless extended.

4. The Offer is conditioned upon, among other things: (1) there being validly tendered and not withdrawn on or prior to the expiration of the Offer a number of Shares which, when added to any Shares already owned by Parent and its subsidiaries (including the Purchaser), represents at least a majority of the outstanding Shares on the date of purchase on a fully-diluted basis (which means after giving effect to the exercise of all outstanding options, warrants, rights and convertible securities); (2) a definitive merger agreement, in form and substance satisfactory to Parent in its reasonable discretion, shall have been executed among the Company and Purchaser (and/or Parent or any of Parent’s affiliates) with respect to a merger of Purchaser (and/or Parent or any of Parent’s affiliates) and the Company; (3) any applicable waiting or review periods (and any extensions thereof) shall have expired or been terminated, and any necessary or advisable consent, approval or clearance shall have been received, under any material applicable antitrust, trade regulation or foreign investment law or regulation; and (4) the Company shall not have entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser’s or Parent’s ability to acquire the Company or otherwise diminishing the expected economic value to Parent of the acquisition of the Company. The Offer is also subject to other terms and conditions described in the Offer to Purchase.

5. Any stock transfer taxes applicable to a sale of Shares to the Purchaser pursuant to the Offer will be borne by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal. However, U.S. federal income tax may be withheld at the applicable backup withholding rate, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 9 of the Letter of Transmittal.

The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all holders of Shares. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the valid laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with an applicable valid law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates representing the Shares (“Share Certificates”) or, if applicable, timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of the Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase; (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) may be utilized, if desired, instead of the Letter of Transmittal; and (c) any other documents that the Letter of Transmittal requires. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

If you wish to have us tender any of or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US AS SOON AS POSSIBLE SO THAT WE WILL HAVE AMPLE TIME TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
Startech Environmental Corporation
by
FLH Acquisition Corp.
a wholly-owned subsidiary of
Friendly LRL Holdings, LLC
an indirect subsidiary of
LRL Investments Ltd.
at
$0.65 Net Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 31, 2009, UNLESS THE OFFER IS EXTENDED.

The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase dated July 6, 2009 and the related Letter of Transmittal, in connection with the offer by FLH Acquisition Corp., a Colorado corporation and a wholly-owned subsidiary of Friendly LRL Holdings, LLC, a Delaware limited liability company (“Parent”) and an indirect subsidiary of LRL Investments Ltd., a company organized under the laws of the Cayman Islands, to purchase for cash all outstanding shares of common stock, no par value (the “Shares”), of Startech Environmental Corporation, a Colorado corporation, at a purchase price of $0.65 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in such Offer to Purchase and related Letter of Transmittal.

Number of Shares to be Tendered*:

Dated:   , 2009

I (we) understand that if I (we) sign this instruction form without indicating a lesser number of Shares in the space above, all Shares held by you for my (our) account will be tendered.

Signature(s)

Print Name(s)

Title(s) (If Signing in a Fiduciary or Representative Capacity)

Print Address(es)

Area Code and Telephone Number

Tax ID or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.